EXHIBIT 5


                                               February 14, 1996



Andrew Corporation
10500 West 153rd Street
Orland Park, Illinois  60462

         Re:      Registration Statement on Form S-4

Ladies and Gentlemen:

         As counsel to Andrew Corporation, a Delaware corporation (the "Company"), we have participated in the legal proceedings and matters relating to the Company's common stock, par value $0.01 per share (the "Shares"), being registered pursuant to the Registration Statement on Form S-4 to which this opinion is an Exhibit.

         In our opinion, the Shares have been duly authorized and when issued pursuant to the Agreement and Plan of Merger between the Company and The Antenna Company, dated January 25, 1996, will be validly issued, fully paid and nonassessable.

         We consent to the use of our name and our opinion in the Registration Statement.

                                                  Very truly yours,


                                                  /s/ Gardner, Carton & Douglas